EXHIBIT 8.1
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                            [GREENBERG TRAURIG, P.A.]


Charles E. Stiver, Jr.
305-579-0760
stiverc@gtlaw.com                                           November 10, 2004

Equity One Inc.
1600 N.E. Miami Gardens Drive
Suite 200
N. Miami Beach, FL 33179

Ladies and Gentlemen:

     We have acted as special tax counsel to Equity One, Inc., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on November 10, 2004, relating to the proposed public offering of up to 7,500,000 common shares of the Company's stock, par value $.01 per share (the "Common Shares"), issuable in connection with the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

     The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (including proposed and temporary regulations), and interpretations of the foregoing as expressed in court decisions, legislative history and administrative positions of the Internal Revenue Service (including its private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives a ruling), all as of the date hereof. These provisions and interpretations are subject to change, possibly with retroactive effect, which could affect our opinion.

     In rendering our opinion, we have examined those documents we have considered necessary or appropriate as a basis for our opinion, including the Registration Statement. In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we have reviewed are true and correct, and all of the obligations imposed by any of those documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We assume for the purpose of this opinion that the Company is validly organized and duly incorporated under the laws of the State of Maryland.

     Based upon, subject to, and limited by the assumptions and qualifications set forth herein, it is our opinion that the statements set forth in the Registration Statement under the caption "Tax Considerations," insofar as they purport to describe the matters of law referred to therein, represent the material Federal income tax considerations relevant to United States persons who participate in the Plan.

     Our opinion is limited to the matter set forth herein, and no opinions are intended to be implied or may be inferred beyond that expressly stated herein. Specifically, no opinions are expressed under any foreign, state or local tax law or under any Federal law other than as addressed in this opinion. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement it to reflect, or to advise you of, any change of fact, circumstance or law after the date hereof. In addition, our opinion represents only our best legal judgment, and others may disagree with our conclusion. Our opinion is not binding on the Internal Revenue Service or a court and has no binding effect or official status of any kind.

     This opinion has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion and should not be quoted in whole or in part or otherwise referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of the firm therein.

                                             Very truly yours,

                                             /s/ Greenberg Traurig, P.A.

                                             GREENBERG TRAURIG, P.A.